Exhibit 99.1

Novatel Wireless Announces Strategic Investment from HC2

SAN DIEGO — September 8, 2014 — Novatel Wireless, Inc. (NASDAQ: NVTL, the “Company”), a leading provider of Internet of Things, today announced that it has completed a transaction with HC2 Holdings 2, Inc. (“HC2”), a wholly owned subsidiary of HC2 Holdings, Inc. (HCHC), for a strategic investment in the Company. In exchange for a combination of common stock, warrants and convertible preferred stock, HC2 will invest up to an aggregate of approximately $23.7 million in the Company, comprised of an initial cash investment of approximately $14.4 million, which was funded today, and up to another $9.3 million if the warrants are exercised for cash. HC2’s initial ownership stake in the outstanding common stock of the Company is approximately 17%. When and if the preferred stock is fully converted, HC2’s ownership is expected to increase to approximately 18% and when and if both the preferred stock is fully converted and the warrants are fully exercised, HC2’s ownership stake is expected to increase to approximately 25%, both percentages based on the Company’s current outstanding shares. In connection with its investment, HC2 is also entitled to certain rights under an Investors’ Rights Agreement with the Company, including Board observation rights and expected future appointments for Philip Falcone, HC2’s Chairman, President & CEO, and Robert Pons, its Executive Vice President – Business Development, to the Novatel Wireless Board of Directors.

“I am very pleased to announce this agreement with HC2, which we believe validates our vision to transition our Company and MiFi portfolio of products into an ever increasing and exciting Internet of Things world,” said Alex Mashinsky, CEO of Novatel Wireless. “HC2 has a strong track record of partnering with companies to help them accelerate their growth and realize their potential. We are excited about the opportunity to leverage their deep experience in wireless technology and telecommunications infrastructure to further Novatel Wireless’ strategic and business success. We also expect our strengthened balance sheet to positively impact our supplier and customer relationships.”

Philip Falcone, HC2’s Chairman, President and Chief Executive Officer, stated, “We are pleased to have acquired a minority interest in Novatel Wireless, with its extensive experience in wireless technologies. We look forward to working with Alex and his management team on executing Novatel’s business plan.”

Upon the closing of this transaction, the Company issued to HC2 (a) 7,363,334 shares of its common stock at a price of $1.75 per share, (b) 5-year warrants to purchase an additional 4,117,647 shares of common stock at an exercise price of $2.26 per share and (c) 87,196 shares of Series C Convertible Preferred Stock at a price of $17.50 per share, with each share being convertible into 10 shares of the Company’s common stock upon the satisfaction of certain conditions. Beginning on December 31, 2014, and continuing until such time as the Series C Preferred Stock is converted into common stock or redeemed by the Company, the Series C Preferred Stock will carry dividends at the rate of 12.5% per year.

ABOUT NOVATEL WIRELESS

Novatel Wireless, Inc. is a leader in the design and development of intelligent wireless solutions based on 2G, 3G and 4G technologies. The Company delivers specialized wireless solutions to carriers, distributors, retailers, OEMs and vertical markets worldwide. Product lines include MiFi® Intelligent Mobile Hotspots, Ovation™ USB modems, Expedite® embedded modules, Mobile Tracking Solutions, Asset Tracking Solutions, and Enabler smart M2M modules. These innovative products provide anywhere, anytime communications solutions for consumers and enterprises. Headquartered in San Diego, California, Novatel Wireless is listed on NASDAQ: NVTL. For more information please visit www.nvtl.com. (NVTLF)

ABOUT HC2 HOLDINGS, INC.

HC2 Holdings, Inc. operates as a holding company of operating subsidiaries primarily in the United States and the United Kingdom. HC2 Holdings, Inc. owns 70% of Schuff International, Inc., the largest steel fabrication and erection company in the United States. HC2 Holdings, Inc.’s indirectly wholly-owned subsidiary PTGi International Carrier Services, Inc. (“PTGi ICS”) is one of the leading international wholesale service providers to fixed and mobile network operators worldwide. HC2 Holdings, Inc. owns a majority interest in ANG Holding, Inc., a premier retailer of compressed natural gas (CNG) motor fuel in the United States. HC2 Holdings, Inc.’s indirectly wholly owned subsidiary Genovel Orthopedics, Inc. is researching the development of innovative products to treat early osteoarthritis of the knee. Founded in 1994, HC2 Holdings, Inc. is headquartered in Herndon, Virginia. For more information, visit: www.HC2.com.

FORWARD LOOKING STATEMENTS

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, statements regarding the anticipated exercise or conversion of the Company’s convertible securities and the ownership stake of HC2 that is expected to result from any such exercise or conversion, the anticipated aggregate investment to be made by HC2, the Company’s use of the proceeds from the transaction and other statements that are not purely statements of historical fact. These forward-looking statements can sometimes be identified by our use of terms such as “intend,” “expect,” “plan,” “estimate,” “future,” “strive” and similar words. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of the Company and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the risk disclosures in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by the Company.

(C) 2014 Novatel Wireless, Inc. All rights reserved. The Novatel Wireless name and logo are trademarks of Novatel Wireless, Inc.

Investor contact:

Novatel Wireless

The Blueshirt Group

David Niederman

415-489-2189

david@blueshirtgroup.com

HC2

ir@HC2.com